Exhibit 10.1
RESOURCE RECOVERY SYSTEM AGREEMENT
This Resource Recovery System Agreement, (hereinafter “Agreement”), entered into this day of                                           , 2008, (the “Effective Date”), is made by and between BioGold Fuels Corporation, a Nevada Corporation, and the Kansas L.L.C., which will be formed and which will be wholly owned by BioGold Fuels Corporation, (hereinafter referred to as “BIFC”), the Nevada Corporation having its principal offices at 1800 Century Park East, Los Angeles, California, and the L.L.C. having its principal office in Newton, Kansas, and Harvey County, Kansas, (hereinafter referred to as “Harvey County”), having its principal place of business in Harvey County, Kansas.
1. WHEREAS, Harvey County operates a Recycling Center and Transfer Station in Harvey County, Kansas and is a processor and recycler of the solid waste stream in Harvey County, Kansas; and
2. WHEREAS, as a solid waste collection and disposal services provider for a number of cities, Harvey County is responsible for implementing diversion programs to reduce the amount of solid waste from landfill disposal; and
3. WHEREAS, Harvey County currently employs many commercially available means to recover material from the waste stream in order to provide diversion for its customers who utilize the facility; and
4. WHEREAS, Harvey County is continually exploring means to enhance recovery efforts, provide additional diversion for its existing customers and provide diversion opportunity for future customers; and
5. WHEREAS, BIFC is the owner of a process, which recovers materials from the waste stream beyond the recovery levels of traditional solid waste processing; and
6. WHEREAS, BIFC has worked closely with Harvey County to develop the viability of its recovery process through engineering with the Engineer Procurement Construction contractor, ICM, Inc., for the facility on Harvey County’s property; and
7. WHEREAS, BIFC is seeking a location for its first commercially viable facility that can receive, process, and recover valuable by-products in the form of fuels and energy from the residuals solid waste stream and any other waste desired for disposal by Harvey County; and

8. WHEREAS, Harvey County desires to engage BIFC’s services on the terms and conditions set forth herein; and
9. WHEREAS, BIFC desires to process solid waste stream received from Harvey County and is willing to do so on the terms and conditions set forth herein; and
NOW, THEREFORE, for and in consideration of the mutual covenants and agreements of the parties as provided herein, it is agreed between BIFC and Harvey County as follows:
SECTION 1. HARVEY COUNTY REPRESENTS THAT: Harvey County is organized and exists as a municipal subdivision under the laws of the State of Kansas, and is duly qualified and authorized to carry on the functions and operations as stated in this Agreement. Harvey County has the power, authority, and legal right to enter into and perform this Agreement, and the execution, delivery, and performance hereof by Harvey County, (i) has been duly authorized, and (ii) does not result in any material violation of any judgment, order, law, or regulation applicable to Harvey County. This Agreement has been duly entered into by Harvey County and constitutes a legal, valid, and binding obligation of Harvey County, enforceable in accordance with its terms. No public official of Harvey County has either a direct or indirect financial interest in this Agreement, nor will any public official of Harvey County either directly or indirectly benefit financially from this Agreement.
SECTION 2. BIFC REPRESENTS THAT: BIFC is duly organized and existing as a corporation under the laws of the State of Nevada, licensed to do business in the State of Kansas with a current resident agent, and has the requisite power and authority to enter into and perform its obligations under this Agreement. In addition, the Kansas L.L.C. called BioGold Fuels, L.L.C., which is wholly owned by BioGold Fuels Corporation, is properly registered and licensed to do business in Kansas. BIFC has the power, authority, and legal right to enter into and perform this Agreement, and the execution, delivery, and performance hereof by BIFC, (i) has been duly authorized, and (ii) will not result in any material violation of any judgment, order, law, or regulation applicable to BIFC and/or any provisions of BIFC’s articles of incorporation or bylaws. BIFC holds, or is expressly authorized under the necessary patent rights, franchises, licenses, or comparable agreements, to use such patent rights, franchises, licenses, or comparable agreements in operating the resource recovery facility.

SECTION 3. DEFINITIONS: When used in this Agreement, the terms listed below shall have the following meaning:
A.	Ash Residue — the residue resulting from the processing of waste or other materials.

B.	BIFC Facilities — means facilities managed and operated by BIFC located on land leased by BIFC from Harvey County.

C.	Construction/Demolition Waste — means solid waste resulting from the construction, remodeling, repair and demolition of structures, roads, sidewalks and utilities; untreated wood and untreated sawdust from any source; treated wood from construction or demolition projects; small amounts of municipal solid waste generated by the consumption of food and drinks at construction or demolition sites, including, but not limited to, cups, bags and bottles; furniture and appliances from which ozone depleting chlorofluorocarbons have been removed in accordance with the provisions of the federal clean air act; solid waste consisting of motor vehicle window glass; and solid waste consisting of vegetation from land clearing and grubbing, utility maintenance, and seasonal or storm-related cleanup. Such wastes include, but are not limited to, bricks, concrete and other masonry materials, roofing materials, soil, rock, wood, wood products, wall or floor coverings, plaster, drywall, plumbing fixtures, electrical wiring, electrical components containing no hazardous materials, nonasbestos insulation and construction related packaging. “Construction and demolition waste” shall not include waste material containing friable asbestos, garbage, furniture and appliances from which ozone depleting chlorofluorocarbons have not been removed in accordance with the provisions of the federal clean air act, electrical equipment containing hazardous materials, tires, drums and containers even though such wastes resulted from construction and demolition activities. Clean rubble that is mixed with other construction and demolition waste during demolition or transportation shall be considered to be construction and demolition waste.

D.	Construction and demolition landfill — means a permitted solid waste disposal area used exclusively for the disposal on land of construction and demolition wastes. This term shall not include a site that is used exclusively for the disposal of clean rubble.

E.	Generator — means any person who produces or brings into existence solid waste.

F.	Hazardous Wastes — means any waste or combination of wastes which, because of its quantity, concentration or physical, chemical, biological or infectious characteristics or as otherwise determined by the secretary: (A) Causes or significantly contributes to an increase in mortality or an increase in serious irreversible or incapacitating reversible illness; or (B) poses a substantial present or potential hazard to human health or the environment when improperly treated, stored, transported or disposed of or otherwise managed.

Hazardous waste shall not include: (A) Household waste; (B) agricultural waste returned to the soil as fertilizer; (C) mining waste and overburden from the extraction, beneficiation and processing of ores and minerals, if returned to the mine site; (D) drilling fluids, produced waters and other wastes associated with the exploration, development and production of crude oil, natural gas or geothermal energy; (E) fly ash, bottom ash, slag and flue gas emission control wastes generated primarily from the combustion of coal or other fossil fuels; (F) cement kiln dust; or (G) materials listed in 40 C.F.R. § 261.4, as in effect on July 1, 1983, or any later version as established in rules and regulations adopted by the secretary.

G.	Nonhazardous Special Waste — means any solid waste designated by the secretary as requiring extraordinary handling in a solid waste disposal area.

H.	Person — means individual, partnership, firm, trust, company, association, corporation, individual or individuals having controlling or majority interest in a corporation, institution, political subdivision, state agency or federal department or agency.

I.	Recyclables — means any materials that will be used or reused, or prepared for use or reuse, as an ingredient in an industrial process to make a product, or as an effective substitute for a commercial product. “Recyclables” includes, but is not limited to, paper, glass, plastic, municipal water treatment residues, as defined by K.S.A. 65-163 and amendments thereto, and metal, but does not include yard waste.

J.	Secretary — means the Kansas Secretary of Health and Environment.

K.	Solid Waste — means garbage, refuse, waste tires as defined by K.S.A. 65-3424, and amendments thereto, and other discarded materials, including, but not limited to, solid, semisolid, sludges, liquid and contained gaseous waste materials resulting from industrial, commercial, agricultural and domestic activities. Solid waste does not include hazardous wastes as defined by subsection (f) of K.S.A. 65-3430, and amendments thereto, recyclables or the waste of domestic animals as described by subsection (a)(1) of K.S.A. 65-3409, and amendments thereto.

L.	Start-Up — the systematic checkout of facility equipment and systems, such that the Resource Recovery System Facility is ready and able to commence and, in fact, commences the processing of waste.

M.	Small Quantity Generator Nonhazardous Waste — means any person who meets both of the following conditions: (1) Generates in any single calendar month less than 25 kilograms (55 pounds) of hazardous waste; and (2) meets the conditions of a Kansas generator listed in paragraphs (d)(2) through (d)(6) of KAR 28-31-02.

SECTION 4. TERM OF AGREEMENT:
A.	The term of this Agreement shall be thirty (30) years with one ten (10) year option exercisable by BIFC with ninety (90) days advanced notice to Harvey County, which option, if exercised, will be upon the same terms and conditions as the original Agreement. In addition, there shall be three (3) additional extensions of ten (10) years each, which said additional ten (10) year extensions are exercisable only by MUTUAL agreement of the parties, for a total potential term of seventy (70) years.

B.	It is agreed by the parties that BIFC will have nine (9) months from the signing of this Agreement to start construction of the Resource Recovery System Facility, as described herein. And BIFC will have a total of twenty-seven (27) months after the signing of this Agreement to commence “start-up” of the Resource Recovery System Facility. Upon “start-up”, BIFC shall commence the operational responsibilities set forth in Sections 8 A and B.
i.	If BIFC fails to start construction or fails to initiate “start-up” within the time limits described above, or fails to commence operational responsibilities as set forth in Sections 8 A and B, upon “start-up”, this Agreement shall be null and void and possession of all of the leased property, as described in Exhibit “A”, including the existing Transfer Station and equipment as described in Section 6 shall immediately be returned to Harvey County.

ii.	Time is hereby the essence of this Agreement.
SECTION 5. 50,000 SQUARE FOOT RESOURCE RECOVERY SYSTEM FACILITY: It is the obligation of and BIFC agrees to construct an approximate 50,000 square foot facility, or otherwise an adequate sized building(s), to perform its obligations under this Agreement.

SECTION 6. LEASE OF TRANSFER STATION AND REAL ESTATE:
A.	The BIFC Resource Recovery System Facility is located on land owned by Harvey County as outlined and identified in Exhibit “A”, attached hereto, which Exhibit “A” contains the general legal description.

Harvey County agrees to lease the real estate described above and identified in Exhibit “A” to BIFC.
Both parties hereto specifically agree that during the term of this Agreement, the other shall have appropriate ingress and egress and otherwise have access for purposes of performing the duties under this Agreement and inspection and access, including employee access, to the borrow pit and other property not being leased located just to the south of said leased property (in connection with access in favor of Harvey County).
Both parties agree that each will have full access to the leased property, including the adjacent property owned by Harvey County so that there will be appropriate public access to the Transfer Station and so that the parties hereto will be able to perform the operational responsibilities set forth under this Agreement.
The parties understand that the waste lagoon as identified in Section 6.A. may be moved to accommodate buildings proposed by BIFC and to otherwise make better use of the land. The parties hereto specifically agree that both of them will have access and use to said waste lagoon (may be moved further south on land leased by BioGold). The costs of moving the lagoon will be the responsibility of BIFC.
B.	Harvey County will assist BIFC in obtaining all required land use approvals and modifications of existing Harvey County permits; permits for modifications to the existing buildings, easements, utility services, and permits to construct, install equipment and operate the BIFC facility on the above identified Harvey County property. The costs of all permits, authorizations or approvals for the use of the Harvey County facility, including without limitation all capital and maintenance expenditures associated with making the site suitable for the implementation of the terms of this Agreement, shall be the sole expense of BIFC.

C.	BIFC will be responsible for payment of all utilities for the land it leases and buildings its leases or owns, including payment of energy used and needed for the processing of waste or any other process or manufacturing on said leased property.

D.	BIFC shall have the right to obtain a title report or commitment for a title policy from a title insurance company of its choice. Costs of title insurance shall be paid by BIFC. If, in the reasonable opinion of BIFC, such title report shows any defects of title or liens or encumbrances which materially adversely affect BIFC’s proposed use of said land and proposed building, BIFC shall notify Harvey County of such defect and, at Harvey County’s sole option, Harvey County shall undertake to remedy the defect or provide BIFC with a title policy with such defect removed, In the event Harvey County is not able to remedy such defect within a reasonable time, BIFC has the right to terminate this Agreement.

E.	In addition, Harvey County agrees to lease to BIFC the existing Transfer Station, as identified in Exhibit “A” attached hereto, and the following described equipment:
i.	Equipment owned by Harvey County and to be leased pursuant to this Agreement to BIFC includes the various different equipment that is needed to transfer unprocessable waste from BIFC facilities to the Transfer Station. The equipment includes, but is not limited to, the following:

		Last 4 digits
Year	Description	of Serial #	Purchase Price
1990	Capacity Tractor	5927	$10,500
2001	Keith Guthrie Wilkens (walking floor trailer)	0073	$51,000
2001	Keith Guthrie Wilkens (walking floor trailer)	0074	$51,000
1990	BoCat (walking floor trailer)	0059	$25,000
2001	JCB Backhoe	9044	$69,000
1995	GMC/White Semi Tractor	0520	$21,000
1994	BULB Eater		$500
2001	McClain (roll-off container)	5714	$3,445
2001	McClain (roll-off container)	5715	$3,445
2001	McClain (roll-off container)	5717	$3,445
1999	Bobcat (Model 873)	0014	$23,000
BIFC indicates that it has inspected said equipment and is leasing the same in its present “as is” condition.
ii.	Title and/or ownership to the original leased equipment noted in the preceding subparagraph shall remain with Harvey County and said equipment shall not leave the State of Kansas.

iii.	In the event said leased equipment is required to be replaced during the term of this lease due to normal wear and tear, it is the obligation of BIFC to repair or replace said equipment, as needed and determined by BIFC.

iv.	BIFC shall service and perform all appropriate maintenance on said leased equipment pursuant to the Harvey County maintenance program.

v.	Harvey County will insure the existing Transfer Station and the original equipment. BIFC will reimburse the costs of said insurance premiums to Harvey County. Reimbursement shall be within forty (40) days of proof of payment by Harvey County.
F.	Subject to the provisions in Section 4.B.i. and Section 10, BIFC will receive possession of the Transfer Station, which is to be leased to BIFC and which is described in Exhibit “A”, attached hereto, and the above described equipment upon “start-up”. BIFC shall receive possession of the land described in Exhibit “A” for purposes of construction upon execution of this Agreement. BIFC’s possession shall not interfere with Harvey County’s continued operation (including but not limited to the transfer station, composting site, citizen’s drop-off site, scrap metal collection site and tire collection site) until “start-up” and shall not interfere with Harvey County’s said operations after “start-up” in the event BIFC is incapable of processing or disposing of waste and thereafter waste accumulates so as to become a violation of the KDHE Waste Operator’s Permit.

G.	BIFC and Harvey County agree that BIFC will lease the existing Transfer Station and equipment and the real estate, all as described in Exhibit “A”, attached hereto, for the term of the Agreement and any extensions thereof at a rental rate of $1.00 per year.
i.	BIFC has inspected the current Transfer Station building and is leasing said building in its present “as is” condition. The parties hereto specifically waive any termite inspection.

ii.	Relative to the existing Transfer Station building being leased to BIFC and the new building or future buildings to be constructed by BIFC, it shall be the responsibility of BIFC to maintain said buildings including, but not limited to, such matters as maintenance and repair of the roof; maintenance and repair of the exterior walls; maintenance and repair of all doors, including electric doors; maintenance and repair of electrical system; maintenance and repair of plumbing system; maintenance and repair of other utilities; maintenance and repair of heating and cooling systems; and snow and ice removal.

iii.	BIFC shall be a good steward of the premises and the buildings and keep the facilities and leased property in a clean and presentable condition.

iv.	Harvey County will have the right to inspect said buildings as to proper maintenance.

v.	BIFC shall have the right to improve or remodel said transfer station building already constructed with Harvey County’s written permission. Harvey County’s permission shall not be unreasonably withheld.

vi.	Any real estate taxes or other taxes on the leased real estate and equipment and buildings herein described, if any, shall be the responsibility of and shall be paid by BICF during the term of this Agreement or any extensions thereof.
H.	In addition to Harvey County’s rights to possession, as set forth in Section 4.B.i. and Section 10, at the end of the term of this Agreement, or earlier termination by Harvey County for reasons of default on behalf of BIFC, BIFC shall transfer ownership and possession of the original Transfer Station and proposed 50,000 square foot building and any other buildings or property constructed by BIFC, and the original equipment, back to Harvey County.
i.	At the end of the Agreement, as provided above, or earlier termination by reason of default, BIFC shall remove its equipment, including the gasifier, autoclave, separation equipment, distillation equipment, liquid fuel equipment and similar trade fixtures and business property. After said equipment is removed, the floors will be stubbed off at the slab and will otherwise be in good, clean and usable condition. After the equipment has been removed, Harvey County and BIFC will review as to Harvey County’s final approval. Lighting, electrical, heating and cooling and other similar fixtures shall remain with the premises and the buildings.

SECTION 7. HARVEY COUNTY’S OPERATIONAL RESPONSIBILITIES:
A.	Harvey County shall operate, manage and receive all fees and pay all costs for the processing and disposal of all incoming construction and demolition waste generated within Harvey County, and the management and operations of the construction and demolition landfill at the Harvey County site. Any Harvey County construction and demolition waste generated within Harvey County suitable for processing by BIFC may be requested by BIFC and the construction and demolition waste shall be delivered by Harvey County to BIFC facilities for further processing and disposal by BIFC. In accordance with this agreement, Harvey County will compensate BIFC for processing and disposing of the construction and demolition waste requested by BIFC.

B.	Harvey County shall operate, manage and receive all fees and pay all costs for the processing and disposal of all incoming separated brush and tree debris generated within Harvey County at the Harvey County site. Any separated Harvey County brush and tree debris generated within Harvey County suitable for processing by BIFC may be requested by BIFC and the brush and tree debris shall be delivered by Harvey County to BIFC facilities for further processing and disposal by BIFC. In accordance with the agreement, Harvey County will compensate BIFC for processing and disposing of the brush and tree debris requested by BIFC.

C.	Harvey County shall operate, manage and receive all fees, if any, and pay all costs for the composting area at the Harvey County site, and manage and operate the composting and disposal of all incoming separated grass, separated leaves, and separated food waste generated within Harvey County. Any separated grass, separated leaves, and separated food waste generated within Harvey County suitable for processing by BIFC may be requested by BIFC and the separated grass, leaves and food waste shall be delivered by Harvey County to BIFC facilities for further processing and disposal by BIFC. No compensation will be paid by Harvey County to BIFC for the separated materials.

D.	Harvey County shall operate, manage and receive all fees and pay all costs for the processing and disposal of separated nonhazardous special wastes generated within Harvey County. The generator shall transport and be responsible for disposal. Any nonhazardous special waste generated in Harvey County suitable for processing by BIFC may be requested by BIFC and the nonhazardous special waste shall be delivered by Harvey County to BIFC facilities for further processing and disposal by BIFC. In accordance with Section 11.A., Harvey County will compensate BIFC for processing and disposing of the nonhazardous special waste requested by BIFC.

E.	Harvey County shall operate, manage and receive all fees and pay all costs for the separated household hazardous waste, small quantity generator nonhazardous waste, at the facilities at the Harvey County site. Harvey County shall manage and operate the processing and disposal of all separated household hazardous waste generated and small quantity generator nonhazardous waste generated within Harvey County.

F.	Harvey County shall manage and operate the processing and disposal of all incoming recyclables separated from solid waste. Recyclables separated by BIFC processing shall be managed and operated and otherwise disposed of by BIFC.

G.	Harvey County shall manage, operate, and pay the costs of the scale house at the Harvey County site. The scale house weighs and calculates fees for all incoming waste and materials for Harvey County and BIFC.

H.	Harvey County may contract and charge fees for waste materials and other materials generated outside of Harvey County for processing and disposal.

I.	Any contract entered into by Harvey County for disposing of waste entered into with others, shall be the obligation of Harvey County and not BIFC.

J.	Harvey County will cooperate in assisting and obtaining on behalf of BIFC a ten (10) year tax abatement on all taxable future buildings and improvements constructed by BIFC. The parties understand that the granting of such abatement is subject to a decision to be made by the Board of Tax Appeals. If the abatement is allowed, the method of abatement will be based on a ten (10) year schedule with the first year at a 100% abatement, the second year at a 90% abatement and the third year at an 80% abatement and so forth until the tenth year, which is a 10% abatement.

K.	Harvey County will obtain and pay for all permits and licenses to conduct its obligations under this Section and pursuant to this Agreement.

SECTION 8. BIFC’S OPERATIONAL RESPONSIBILITIES:
A.	BIFC will manage, operate, and pay all of the costs for processing and disposal of all incoming nonhazardous solid waste and tires generated within Harvey County except for construction and demolition waste; separated brush and tree debris; separated food waste; separated household hazardous waste; separated nonhazardous special waste; and separated recyclables. Recyclables separated by BIFC processing shall be managed and operated and otherwise disposed of by BIFC. Harvey County shall compensate BIFC for the remaining solid waste and tires generated within Harvey County in accordance with this Agreement. BIFC may contract and charge fees for waste and materials generated outside of Harvey County for processing and disposal. Harvey County shall cooperate with BIFC in obtaining contracts for waste and materials generated outside of Harvey County.

B.	BIFC agrees that it will process solid waste or other materials as provided by Harvey County first, prior to processing solid waste or other materials from other sources.

C.	BIFC will manage, operate and pay all costs of the citizen drop-off area, scrap metal and non-electronic appliances area and tire area.

D.	Any contract entered into by BIFC shall be the responsibility of BIFC and not the responsibility of Harvey County.

E.	The general intent of this Agreement is for BIFC to process and enhance recovery of feasible material from the waste stream in the form of recyclables, fuels or energy.

F.	It is understood by the parties that BIFC will be responsible for obtaining and paying for the costs of all necessary permits and air permits to conduct their obligations under this Agreement and to conduct their operations on said leased land and otherwise satisfy all financial assurances required by state law.

G.	Unless previously agreed by Harvey County to use another firm, BIFC shall use ICM,Inc. for all engineering, design, and building for any facilities or improvements on the premises defined in Exhibit “A”. ICM, Inc. shall have the right to sub-contract portions of this work without violation of this Section.

SECTION 9. GENERAL OVERSIGHT BY HARVEY COUNTY: The parties hereto specifically agree that Harvey County has final approval of any and all building modifications, material flows and the overall processing which takes place on the property being leased to BIFC and described in Exhibit “A”, attached hereto, and otherwise owned by Harvey County. Said “oversight” shall be conducted in good faith and approval shall not be unreasonably withheld. In this connection, Harvey County shall have joint possession of the Transfer Station with the right to operate it in the event BIFC fails to process and dispose of waste as set forth in Section 10.
A.	BIFC shall cooperate with Harvey County to have Harvey County as contingent assignee on any agreement with Reno County, Kansas or other waste disposal site, in order to dispose of waste in the event BIFC is incapable of processing or disposing of waste and Harvey County is required to process and dispose.
SECTION 10. HARVEY COUNTY’S RIGHT TO OPERATE TRANSFER STATION: In the event BIFC is incapable of processing or disposing of waste and thereafter waste accumulates so as to become a violation of the KDHE Waste Operator’s Permit, then possession of the Harvey County Transfer Station and any leased equipment shall be immediately returned to Harvey County at Harvey County’s option. In such an event, Harvey County would have the option to dispose of the accumulating waste. Thereafter, if BIFC once again commences the processing of waste pursuant to this Agreement within one (1) year of its initially ceasing to process, then possession of the Transfer Station and the leased equipment shall be returned to BIFC.
SECTION 11. COMPENSATION:
A.	Harvey County agrees to pay BIFC an initial base tip fee of $35.00 per ton of waste, which waste is to be processed by BIFC pursuant to this Agreement. Payments will be made monthly on total tonnage. Procedures/Payment Calculation: All incoming waste to BIFC will be weighed on one of Harvey County’s scales or another certified scale and a weight ticket generated. The Gross and Tare/Empty, and Net Weight will be shown in addition to the date and truck #. A copy of the incoming weight ticket will be given to BIFC and one kept at the Harvey County scale house.
i.	Every five (5) years, on the fifth year anniversary of “start-up”, the $35 per ton tipping fee shall be redetermined by good faith negotiations. If negotiations fail, then the new tipping fee shall be based upon the average tipping fee for waste disposal of subtitle d landfills at Butler County, Reno County and Saline County, plus 29.6% of said average. If one of said landfills is not operating, then the tipping fee at the Barton County landfill will be used in determining said average.

ii.	The parties agree that the tipping fee compensation as described herein only applies to waste being transported to this site by Harvey County and does not include waste coming in from other individuals or companies that BIFC might have a contract with or otherwise receive.

iii.	Tipping fee for brush and tree debris will be fifty (50%) percent of the initial base tip fee and as it may be redetermined.
B.	The estimated initial amount of solid waste materials generated within Harvey County suitable for processing by BIFC is:

	23,500	tons annually Waste Requiring a lined-landfill for disposal
	7,000	tons annually of wood and sawdust
	1,500	tons annually of asphalt shingles
	1,500	tons annually of brush and tree debris
	30	tons annually of tires

TOTAL	33,530	tons annually of materials

The estimated amount of waste and materials generated within Harvey County varies from year to year. Harvey County shall deliver materials to BIFC in accordance with this Agreement and shall use its best efforts to provide the above amount of materials. In addition, Harvey County shall use its best efforts to allow additional materials to be delivered to BIFC from other sources outside Harvey County.
SECTION 12. COMPENSATION TO BE PAID BY BIFC TO HARVEY COUNTY: At the end of five (5) years from the signing of this Agreement, Harvey County shall receive on an annual basis five (5%) percent of the net profit sales of whatever product or energy that is generated by BIFC, or its assigns, on the leased real estate subject to this Agreement. Said net profit sales shall mean the net profit after the sales, but said net profit shall be calculated according to US Generally Accepted Accounting Principles and is not to include the deduction of depreciation or inclusion of revenue from the tip fees received by BIFC.
A.	Each party shall have the right to audit and inspect the other party’s books and records which are pertinent to this Agreement which includes, but is not limited to, the inspection of weight tickets, sales receipts, calculation of gross and net sales and inspection of scales.

SECTION 13. ODOR AND NOISE: The most current technology shall be installed by BIFC and Harvey County to minimize odor and noise to the least possible amount. BIFC and Harvey County shall each have an odor and noise action plan for persons to submit complaints; a listing of actions taken by BIFC and/or Harvey County to reduce the odor and/or noise; and a reply to the complainant of the actions taken by BIFC and/or Harvey County.
SECTION 14. BIFC’S OWNERSHIP OF INTANGIBLES: All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by BIFC, either alone or with others, during the term of this Agreement, whether or not conceived or developed during BIFC’s working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of BIFC was used, or that relate at the time of conception or reduction to practice of the invention to the business of BIFC or to actual or demonstrably anticipated research and development, or that result from any work performed by BIFC shall be the sole property of BIFC.
SECTION 15. CONFIDENTIALITY OF PROPRIETARY INFORMATION: Harvey County agrees that neither it nor any agent of Harvey County will disclose any Proprietary Information (as hereinafter defined) to any individual or entity at any time during the term of this Agreement, except as is necessary and appropriate in the ordinary course of performing duties for BIFC during the term of this Agreement, or unless such disclosure is required by law. For purposes of this Agreement, the term Proprietary Information shall mean any information that was developed by or was assigned to BIFC, and which has commercial value in BIFC’s business. Proprietary Information includes, but is not limited to, trade secrets, financial information, customer lists and information, marketing plans, strategies, business forecasts, computer programs, source code, product plans, research and development information, testing methods and results, inventions, improvements, formulas, processes, techniques, designs, know-how and data. Harvey County and BIFC agree that violation of this Section 15 will cause irreparable harm to Harvey County and/or BIFC, as the case may be, therefore in addition to any and all other legal remedies available to it, BIFC is entitled to equitable and injunctive relief.
A.	The parties hereto understand that the provisions concerning confidentiality are subject to the Kansas Open Records Act.

SECTION 16. INSURANCE PROVISIONS: For purposes of this agreement BIFC and Harvey County shall carry the following types of insurance in at least the limits (which may be a combination of primary and excess coverage) specified below:

Coverages	Minimum Limits of Liability
Comprehensive General Liability	$500,000	*
Bodily Injury, Property Damage Coverage	$500,000	*
Excess Coverage	$1,000,000
Harvey County is subject to the Kansas Tort Claims Act, which limits liability to $500,000. If the Kansas Tort Claims Act does not apply, the limit is $1,000,000.
BIFC agrees to provide certificates of coverage from its carrier(s). The Comprehensive General Liability and Excess Coverage policies shall contain a waiver of subrogation against Harvey County.
SECTION 17. TERMINATION AND DEFAULT:
A.	The parties acknowledge that there are other default provisions set forth above.

B.	As noted in Section 4 above, if construction is not commenced on the approximate 50,000 square foot Resource Recovery System Facility within nine (9) months of the signing of this Agreement, then BIFC shall be in default of this Agreement and possession of the Transfer Station and all leased equipment shall be returned to Harvey County.

C.	As noted in Section 4 above, if start-up is not commenced within twenty-seven (27) months of the signing of this Agreement, then BIFC shall be in default of this Agreement and possession of the Transfer Station and all leased equipment and the 50,000 square foot Resource Recovery System Facility or any partial construction thereof shall be immediately returned to Harvey County.

D.	In the event BIFC ceases operations such that it is incapable of processing and disposing of waste pursuant to this Agreement and such condition of inability to process waste continues for one year or more, then this Agreement shall terminate and possession of the Transfer Station and all leased equipment and the 50,000 square feet Resource Recovery System Facility or any partial construction thereof and the leased land and all other constructed buildings shall be immediately returned to Harvey County. During the time Harvey County is processing waste, as provided in this subparagraph and in Section 10, Harvey County will not be required to pay the tipping fee pursuant to Section 10 of this Agreement.

E.	Notwithstanding any of the above, in the event BIFC is not able to commence construction or start operation or ceases operation after start-up because of natural disaster or destruction by fire then, in such an event, either party shall have the option to unilaterally terminate this Agreement or the parties may mutually agree to renegotiate the terms thereof.

F.	In addition to the above defaults and subject to their specific obligations, a party shall be in default if it materially breaches any of the representations or warranties or otherwise fails to perform any material duty or obligation and does not cure or remedy such breach within thirty (30) days after receipt of written notice of the same; provided, however, that, if such breach shall necessitate a longer period to cure than thirty (30) days, then such cure period shall be extended for such time as is reasonably necessary to cure such breach.

G.	In addition, BIFC shall be in default under this Agreement if it shall become bankrupt, insolvent or file a voluntary petition in bankruptcy, have an involuntary petition in bankruptcy filed against it which is not dismissed within sixty (60) days of the date of filing, if it files for reorganization, or if the appointment of a receiver or if it makes an assignment for the benefit of its creditors.

H.	Upon the occurrence of a default, the non-defaulting party may pursue any and all remedies available under applicable law.

I.	Termination. Following the commencement date, this Agreement may be terminated by Harvey County upon thirty (30) days prior written notice in the event BIFC is unable to obtain or maintain any governmental permit necessary for the construction and operation of the Resource Recovery System Facility.

J.	At the end of the term of this lease, or any extensions thereof, or upon termination due to default, then possession of the Transfer Station and all leased equipment and the 50,000 square foot Resource Recovery System Facility or any partial construction thereof shall be immediately returned to Harvey County, along with the remaining real estate subject to this lease. At such time, BIFC shall remove its equipment, including the gasifier, autoclave, separation equipment, distillation equipment, liquid fuel equipment and similar trade fixtures. After said equipment is removed, the floors shall be stubbed off at the slab and shall otherwise be in good, clean and usable condition. After the equipment has been removed, Harvey County and BIFC will review as to Harvey County’s final approval. Lighting, electrical, heating and cooling and other similar fixtures shall remain.

SECTION 18. CONTINGENCIES:
A.	The entering into this Agreement is subject to and contingent upon BIFC entering into an engineer procurement construction contract with ICM or other engineer procurement construction contractor approved by Harvey County.

B.	This Agreement is subject to and contingent upon amendments to and changes in overriding federal or state government rules, regulations, ordinances or statutes.

C.	This Agreement is contingent upon the approval of the Kansas Attorney General.
SECTION 19. ASSIGNMENT: The rights of BIFC under this Agreement may not be assigned without the prior written consent of Harvey County. Written consent will not be unreasonably withheld by Harvey County.
SECTION 20. MECHANICS’ LIENS: BIFC expressly acknowledges and agrees that neither BIFC nor any one claiming by, through or under BIFC, including without limitation contractors, sub-contractors, materialmen, mechanics and laborers, shall have any right to file or place any mechanics’ or materialmen’s liens of any kind whatsoever upon the facility or site nor upon any building or improvement thereon. All parties with whom BIFC may deal are hereby put on notice that BIFC has no power to subject Harvey County’s interest in the facility to any claim or lien of any kind or character and any persons dealing with BIFC must look solely to the credit of BIFC for payment and not to Harvey County’s interest in the facility or site or otherwise. In the event a mechanic’s or materialmen’s lien shall be filed, claimed, perfected or otherwise established or as provided by law against the facility or site, BIFC shall discharge or remove the lien by bonding or otherwise, within thirty(30) days after BIFC receives notice from Harvey County of the filing of same.

SECTION 21. INDEMNIFY AND HOLD HARMLESS:
A.	BIFC agrees to compensate Harvey County for damages and to indemnify and to hold Harvey County harmless from all claims incurred by Harvey County and arising from a negligent act or omission of BIFC or BIFC’s agents, employees or invitees in or about the facility or arising from BIFC’s default pursuant to this Agreement. Except as otherwise specifically provided herein, all property kept, installed, stored and maintained in or upon the facility site by BIFC shall be so installed, kept, stored or maintained at BIFC’s risk. Harvey County shall not be responsible for any loss or damage to equipment owned by BIFC which might result from weather or other acts of God or which is not caused by the negligent or intentional acts or omissions of Harvey County.

B.	Harvey County agrees to compensate BIFC for damages and to indemnify and hold BIFC harmless from all claims incurred by BIFC and arising from a negligent or intentional act or omission of Harvey County or Harvey County’s agents, employees or invitees in or about the facility or arising from Harvey County’s default pursuant to this Agreement. BIFC shall not be responsible for any injury or damage which may occur as a result of any environmental contamination caused: i) prior to entry into this Agreement or ii) by Harvey County’s closed landfill.

C.	BIFC shall also indemnify and hold Harvey County harmless against any claim of liability or loss for personal injury or property damage as a result of the construction, maintenance or operation of the facility except to the extent that such claims or damages may be due or caused by the negligent or willful misconduct of Harvey County or its employees, contractors or agents.

D.	The indemnities described in this Section shall survive termination of this Agreement.

SECTION 22. DEPOSIT:
A.	Within thirty (30) days of signing this Agreement, BIFC shall deposit $50,000 cash to be held in an escrow account at the First Bank of Newton, Newton, Kansas. Said amount held in escrow shall be paid out pursuant to the forfeiture provisions as set forth in this Section or shall be returned to BIFC after “start-up” upon inspection and approval of Harvey County.

B.	The purpose of said cash deposit is to guaranty BIFC’s due diligence in proceeding forward with this Agreement. Said deposit shall be forfeited and shall become the property of Harvey County in the event BIFC does not commence construction within nine (9) months of the signing of this Agreement or in the event BIFC does not commence “start-up” within twenty-seven (27) months of the signing of this Agreement.

C.	Relative to said deposit, both parties understand that there may be unforeseen circumstances that might delay commencement of construction or delay “start-up” that are not within the control of either party. In such an event, said deposit will not be forfeited but instead will remain deposited in said separate account. In the event it subsequently appears that BIFC is not exercising due diligence in commencing construction or following through with “start-up”, then said deposit will be forfeited and this Agreement will become null and void.

D.	The escrow agent hereunder shall be liable as a depository only and shall not be responsible for the sufficiency or the accuracy of the form, execution, or validity of documents deposited hereunder, nor shall it be liable in any respect on the account of the identity, authority or rights of the persons executing or delivering any document or paper. The escrow agent shall not be liable for collection items until the proceeds of the same in actual cash have been deposited, nor shall it be liable for the default of any payment as hereinbefore described.
SECTION 23. GENERAL PROVISIONS:
Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Kansas. Venue for any dispute arising out of or from this Agreement, whether in tort, contract or both, shall be in a State court of competent jurisdiction in Harvey County, Kansas. This Agreement shall be subject to all applicable laws and regulations concerning the subject matter of the Agreement.
Assignment. Neither BIFC or Harvey County may assign, pledge or encumber its interest in this Agreement or any part thereof without the prior written consent of the other Party. The term “Assignment” shall not include any changes (1), in corporate structure or (2), resulting in less than a five percent (50%) change in the beneficial ownership of either Party.
Applicability. This Agreement, unless and except where expressly limited, inures to the benefit of and shall be binding upon the Parties and their successors and assigns.

No Waiver of Breach. The failure to enforce any provision of this Agreement will not be construed as a waiver of any such provision, nor prevent a party thereafter from enforcing the provision or any other provision of this Agreement. The rights granted the parties are cumulative, and the election of one will not constitute a waiver of such party’s right to assert all other legal and equitable remedies available under the circumstances.
Severability. The provisions of this Agreement are severable, and if any provision will be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions shall be construed and enforced so as to give effect to the remaining provisions of the Agreement.
Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous negotiations, agreements and understanding between the parties, oral or written.
Modification, Waivers, Amendment. No modification, termination, amendment or attempted waiver of this Agreement will be valid unless in writing, signed by both parties.
Fees and Expenses. If any proceeding is brought for the enforcement or interpretation of this Agreement, or because of any alleged dispute, breach, default or misrepresentation in connection with any provisions of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the other party reasonable attorney’s fees and other costs incurred in that proceeding (including expert witness fees and costs), in addition to any other relief to which such party may be entitled.
Duplicate Counterparts. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original; provided, however, such counterparts shall together constitute only one instrument.
Drafting Ambiguities. Each party to this Agreement has had the opportunity to consult with counsel regarding the advisability of signing this Agreement and the meaning of the terms herein. Each party (and, if applicable, his or its counsel) have participated fully in the review and revision of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply to interpreting this Agreement.

Notices. Any notice to the parties required or permitted under this Agreement shall be given in writing by certified mail sent to the then principal place of business.
Force Majeure. “Force Majeure” shall mean any event or condition, as listed below, having a material and adverse effect on the rights, duties and obligations of either party hereunder, or on the Facility, or on the construction, equipping, operation, of any or all of them, if such event or condition is beyond the reasonable control, and not the result of willful or negligent action or omission or a lack of reasonable diligence, of the party asserting the Force Majeure; provided that the contesting in good faith or any event of condition constituting a change in law shall not constitute or be construed as a willful or negligent action or a lack of reasonable diligence of such party. The foregoing provisions shall not be construed to require that either party observe a higher standard of conduct than required by the usual and customary standards of the industry in question, as a condition to claiming the existence of a Force Majeure. Such events are circumstances of the following kind: an act of God, epidemic, landslide, lightning, tornado, earthquake, fire, explosion, storm, flood or similar occurrence, an act of war, effects of nuclear radiation, blockade, insurrection, riot, civil disturbance or similar occurrences, strikes, lockouts, work slowdowns or stoppages, or similar labor difficulties affecting either party hereunder, or the operation of the leased Facility; a change in law. In such an event, this Agreement shall be modified by mutual agreement to take into account such event.
Binding Effect. This Contract shall inure to and be binding upon the successors and assigns of the respective parties.

BOARD OF COUNTY COMMISSIONERS OF
HARVEY COUNTY, KANSAS

By
Ron Krehbiel, Chairperson

By
Marge Roberson

By
ATTEST:		George A. Westfall

Joyce Truskett, County Clerk

BIOGOLD FUELS CORPORATION

By
(Seal)		Steven L. Racoosin, President

ATTEST:

, Secretary

BIOGOLD FUELS, L.L.C.

By
(Seal)		Steven L. Racoosin, President

ATTEST:

, Secretary
Executed by the parties as of the day and year first above written.
The foregoing Resource Recovery System Agreement is hereby approved by the Attorney General of the State of Kansas this                       day of                                           , 2008.